Exhibit 99.1

AT EPIX

Peyton Marshall, Chief Financial Officer

Angela Elrod, Investor Relations Manager

(617) 250-6012

FOR IMMEDIATE RELEASE

August 5, 2004

EPIX INITIATES PHASE I CLINICAL TRIAL FOR EP-2104R

- Drug candidate may have broad potential for blood clot imaging -

CAMBRIDGE, MA, August 5, 2004 — EPIX Medical, Inc. (Nasdaq: EPIX), a developer of innovative pharmaceuticals for magnetic resonance imaging (MRI), today announced that it has initiated its first human clinical trial of EP-2104R, an injectable MRI contrast agent which specifically targets blood clots, or thrombi, in the body.  EP-2104R binds selectively to fibrin, an important component of thrombus, and is designed to provide a bright MR image to allow the detection of small clots in arteries and veins, many of which may be undetectable with currently available imaging methods.  Early thrombus detection may enable better therapeutic decision-making for patients with cardiovascular disease.  The trial will be conducted in the U.S. under a U.S. Food and Drug Administration Investigational New Drug Application (IND) filed by EPIX in June 2004.   EPIX is collaborating with Schering AG, Germany, (NYSE: SHR, FSE: SCH) in the development of EP-2104R.

 “We are very pleased to have entered the clinic with our second drug candidate, EP-2104R,” said Michael D. Webb, Chief Executive Officer of EPIX.  “Thrombo-embolic disease is a leading underlying cause of heart attacks, strokes and transient ischemic attacks (TIA), in addition to deep vein thrombosis (DVT) and pulmonary embolism.  We believe that EP-2104R and MRI could enable early detection of small thrombi which current imaging methods cannot locate, and could fulfill a large unmet clinical need.”

EPIX, based in Cambridge, MA, is a leading developer of innovative pharmaceuticals, specializing in targeted MRI contrast agents for the diagnosis and clinical management of disease. EPIX’s lead product under development, MS-325, was designed specifically to enhance MRI and to detect vascular disease.  EPIX submitted a New Drug Application (NDA) to the FDA in December 2003 which was accepted for filing in February 2004. Schering AG, Germany, the worldwide development, sales and marketing partner for MS-325, submitted MS-325 for marketing approval in the EU in June 2004. EPIX is also collaborating with Schering AG, Germany, in a research partnership to discover novel compounds for MRI. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixmed.com.

This news release contains forward-looking statements based on current expectations of the Company’s management. Such statements are subject to risks and uncertainties which could cause actual results to differ from those projected, including risks and uncertainties related to the conduct of, and results obtained from, our clinical trials, our dependence on corporate collaborations, our ability to develop multiple applications for our products and technologies, market acceptance of our products, reimbursement policies of third-party payors with respect to our products, competition and technological change.